Exhibit 11


               MASCO CORPORATION AND CONSOLIDATED SUBSIDIARIES

         Computation of Primary and Fully Diluted Per Share Earnings

                     (Including Effect of Full Dilution)


                                                1994        1993        1992
                                            (In thousands except as indicated)

Shares for computation of primary and
  fully diluted earnings per share:

    Average number of shares outstanding....   158,800     152,700     151,700

      Common stock equivalents:

        Convertible debentures..............     4,200       4,210       4,210

        Stock options.......................       800       1,520       1,210

    Total shares............................   163,800     158,430     157,120


Net income..................................  $193,700    $221,100    $183,100

Addback of debenture interest, net..........     5,880       5,880       5,970

Net income, as adjusted.....................  $199,580    $226,980    $189,070


Primary and fully diluted earnings per
  share (in dollar amounts).................    $1.22       $1.45       $1.21


The above dilutive influences are less than 3%.


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